Exhibit (12)

                                NYNEX CORPORATION
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                  (In millions)

                                                          For the
                                                        Six Months
                                                           Ended
                                                          June 30,               For the Year Ended December 31,
                                                            1996        1995         1994        1993        1992         1991
                                                        (unaudited)
Earnings
    Earnings before Interest Expense,
     Extraordinary Item and Cumulative
     Effect of Change in Accounting Principle               $ 893.3    $1,803.4    $1,466.4     $ 387.1     $1,995.8    $1,326.8
    Federal, State and Local Income Taxes                     327.6       640.9       303.7      (172.7)       570.4       192.1
    Estimated Interest Portion of Rental Expense               48.6       117.3       109.0       117.3        126.2       127.9
    Priority Distributions                                     28.6        47.1        29.9        15.2           -           -
                                                          ---------    --------    --------     -------     --------    --------
        Total Earnings                                    $ 1,298.1    $2,608.7    $1,909.0     $ 346.9     $2,692.4    $1,646.8
                                                          =========    ========    ========     =======     ========    ========

Fixed Charges
    Total Interest Expense                                 $  321.5    $  733.9     $ 673.8     $ 659.5      $ 684.6     $ 726.0
    Estimated Interest Portion of Rental Expense               48.6       117.3       109.0       117.3        126.2       127.9
    Priority Distributions                                     28.6        47.1        29.9        15.2           -           -
                                                           --------    --------     -------     -------      -------     -------
        Total Fixed Charges                                $  398.7    $  898.3     $ 812.7     $ 792.0      $ 810.8     $ 853.9
                                                           ========    ========     =======     =======      =======     =======

Ratio of Earnings to Fixed Charges*                            3.26        2.90        2.35         .44         3.32        1.93
                                                           ========    ========     =======     =======      =======     =======

* Earnings were inadequate to cover Fixed Charges by $445.1 million for the year ended December 31, 1993 as a result of $2.1 billion of fourth quarter 1993 business restructuring charges ($1.4 billion after-tax).